FOR IMMEDIATE RELEASE
ARLINGTON TANKERS ANNOUNCES
UNAUDITED SECOND QUARTER 2005 RESULTS
Company Declares Cash Dividend of $0.53 Per Share
HAMILTON, BERMUDA – July 26, 2005 – Arlington Tankers Ltd. (NYSE: ATB) today announced unaudited financial results for the quarter ended June 30, 2005. For the quarter ended June 30, 2005, the Company’s total revenues were $13.5 million, consisting of $12.4 million in basic vessel charter hire and $1.1 million in additional charter hire that the Company received under its profit sharing arrangements. Comparative financial information for the second quarter of 2004 is not provided as this information pertains to operations of Arlington’s predecessors, prior to the completion of the Company’s initial public offering.
The Company’s net income for the quarter was $4.9 million or $0.32 per share.
On the basis of the second quarter results, Arlington’s Board of Directors has declared a cash dividend of $0.53 per share. The dividend is payable on August 9, 2005 to shareholders of record at the close of business on August 5, 2005.
The additional charter hire earned during the second quarter of 2005 was derived from profit sharing arrangements under the time charters of the Company’s V-Max vessels, and from the Company’s two Panamax tankers and two Product tankers which traded on the spot voyage market during the quarter. The Panamax and Product tankers benefited from tanker voyage market rates in excess of the basic charter hire rates during the second quarter of 2005.
The Company’s operating expenses during the second quarter of 2005, including depreciation costs of $3.1 million and administrative expenses of $553,000, were $7.0 million. Operating income for the second quarter was $6.5 million.
The Company’s interest expense, net of interest income for the second quarter, was $1.6 million. This expense represents interest under the Company’s $135 million, five-year, secured credit facility. The Company earlier completed an interest rate swap agreement, which fixed the interest rate under the credit facility at 4.8%.

“We are pleased with the results of our second quarter,” said Edward Terino, Co-Chief Executive Officer and Chief Financial Officer of Arlington. “Our Panamax and Product tankers benefited from market rates in excess of their basic charter hire rates during the quarter, providing additional hire payments to the Company. As expected, the additional hire payments in the second quarter were lower than in the first quarter. However, we were still able to achieve a dividend yield percentage of approximately 10% based on the closing price of Arlington’s common shares as of June 30, 2005.”
Business Update
All of Arlington’s vessels are currently trading on five-year time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB, which continue until 2009. The charterers also have options to extend the terms.
Each charter contract provides for fixed rate basic charter hire during the operating period. In addition to the fixed rate basic charter hire, each of the vessels has the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. Tanker freight rates are volatile and additional charter hire is not guaranteed.
“Average spot market returns from profit share arrangements were lower in the second quarter than in the first, due to lower freight rates and higher fuel costs” said Arthur L. Regan, President and Co-Chief Executive Officer of Arlington. “While we do not currently anticipate that freight rates for the remainder of 2005 will be as they were during 2004, we continue to be fundamentally encouraged by the favorable trends of increased global oil demand and vessel ton-mile growth over the long term. We expect these trends to benefit tanker transportation demand. Our time charter strategy provides stable and predictable earnings but also allows us to capture benefits from these market trends.”
Dividend Policy
Arlington intends to pay quarterly cash dividends in amounts substantially equal to the charter hire revenues it receives, less cash expenses and any cash reserves established by the Company’s board of directors. The Company is maintaining its estimate included in its Annual Report on Form 20-F, filed on June 9, 2005, that the amount of cash available for dividends for fiscal 2005 will be at least $2.05 per share.
The Company expects to announce its next dividend on October 26, 2005 and to pay that dividend on or about November 9, 2005.

About Arlington Tankers
Arlington Tankers Ltd is an international seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of six modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately 2.0 years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and two Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward- looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels and additional hire that may be earned in the future. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward- looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward- looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward- looking statements.
Contact:
Arlington Tankers Ltd.
Arthur Regan, President and Co-Chief Executive Officer, or
Edward Terino, Co-Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations*
(In thousands, except per share data)
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2005	June 30, 2005
Revenue	$13,538	$27,830

Operating expenses:
Vessel operating expenses	3,376	6,715
Depreciation	3,098	6,196
Administrative expenses	553	974

Total operating expenses	7,027	13,885

Operating Income	6,511	13,945
Other income (expenses)
Interest income	55	93
Interest expense	(1,678)	(3,339)

Other income (expenses), net	(1,623)	(3,246)

Net Income	$4,888	$10,699

Net income per share	$0.32	$0.69

Weighted average shares outstanding	15,500,000	15,500,000

* Comparative financial information for the second quarter of 2004 is not provided because this information pertains to operations of Arlington’s predecessor, prior to the completion of the Company’s initial public offering. The company does not believe that the predecessor financial information provides a meaningful comparison to the Company’s current operations.

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$7,549	$5,963
Accounts receivables	1,329	2,102
Prepaid expenses and accrued income	101	1,343
Fair value of interest rate swap	1,480	1,214

Total current assets	10,459	10,622

Vessels, net	275,245	281,441
Deferred debt issuance costs	706	787

Total assets	$286,410	$292,850

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$528	$1,323
Unearned revenue	—	2,040

Total current liabilities	528	3,363

Long term debt	135,000	135,000

Total liabilities	135,492	138,363

Shareholders’ equity	150,882	154,487

Total liabilities and shareholders’ equity	$286,410	$292,850